EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-three cents ($.23) per share of common stock payable on January 5, 2009 to shareholders of record at the close of business on December 16, 2008.  This is a two percent (2%) increase over the dividend declared in the same quarter of the prior year.  Since initiation in May 2004, UTMD dividends have steadily increased, with the current dividend 53% higher than the dividend announced at this time of the year four years ago.

UTMD established its current shareholder dividend program after the tax reduction on corporate dividends was enacted by Congress in 2003.  Since the IRS tax rate on corporate dividends was set the same as for long term capital gains, UTMD’s management viewed the payment of a dividend as simply an earlier return on a long-term shareholder’s investment in UTMD stock.

In keeping with SEC guidance that firms should disclose non-firm-specific risk factors that may have a material impact, UTMD notes that if a new Administration and Congress decide to substantially increase income taxes on corporate dividends, which is being proposed by some running for election in November, UTMD management will have to reconsider whether or not it’s in its long term shareholders’ best interest to suspend payment of its corporate dividend in favor of increased repurchases of its shares.  Shareholder input on this issue is welcome.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.